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                                                                      Exhibit 23

The Board of Directors of FC Banc Corp.
Bucyrus, Ohio

We consent to incorporation by reference in Registration Statement No. 333-25689 on Form S-8 of our report dated January 17, 2001, relating to the consolidated balance sheets of FC Banc Corp. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the 2000 Annual Report on Form 10-KSB of FC Banc Corp.

/s/ Dixon, Francis, Davis & Company


Granville, Ohio
May 11, 2001